EXHIBIT 99.1

          Image Entertainment Reports 75% Revenue Growth in
             Its Fiscal 2005 First Quarter versus Q1 2004

    CHATSWORTH, Calif.--(BUSINESS WIRE)--Aug. 12, 2004--

   First Quarter Net Earnings of $890,000 or $0.05 Per Share Versus
                  Net Loss of ($1,194,000) in Q1 2004

    Image Entertainment, Inc. (Nasdaq:DISK), a leading independent licensee, producer and distributor of exclusive DVD programming in North America, today reported financial results for its fiscal 2005 first quarter ended June 30, 2004. The financial results below exclude that of Image's wholly owned subsidiary, DVDPlanet, Inc., whose assets were sold in September 2003, and reflect only the continuing operations of the Company. DVDPlanet's financial results are reflected as discontinued operations for all periods reported.

    First Quarter Financial Highlights

    -- Q1 2005 revenues from continuing operations increased to $26.5 million, up 75% from Q1 2004.

    -- Q1 domestic wholesale distribution revenues increased to $25.4 million, up 74% from Q1 2004.

    -- Q1 international distribution revenues increased to $1.2 million, up 97% from Q1 2004.

    -- Q1 earnings from continuing operations were $.05 per share, compared to a ($.05) loss per share in Q1 2004.

    -- Q1 net earnings were $.05 per share, compared to a ($.07) net loss per share in Q1 2004.

    First Quarter 2005 Compared to First Quarter 2004

    Consolidated net revenues for the first quarter ended June 30, 2004, increased 75.0% to $26,541,000, from $15,164,000 for the same quarter last year. Net revenues from the domestic segment increased 74.1% to $25,357,000 for the June 2004 quarter, from $14,563,000 for the June 2003 quarter, primarily attributable to a strong new release schedule of exclusive DVD and CD programming and expanding relationships with certain retailers. Net revenues from the international segment increased 97.0% to $1,184,000 for the June 2004 quarter, from $601,000 for the same quarter last year. The increase was primarily due to higher sublicense revenues through BMG who, as of the June 2003 quarter, had not yet completed the reintroduction of Image's catalogue programming within its international territories.
    Earnings from continuing operations before tax were $911,000 for the June 2004 quarter, compared to a loss from continuing operations before tax of ($1,401,000) for the June 2003 quarter.
    Earnings from continuing operations after tax were $890,000, or $.05 per diluted share, compared to a loss of ($893,000), or ($.05) per diluted share in the same quarter a year ago. The loss from discontinued operations for the June 2003 quarter was ($301,000) or ($.02) per diluted share, net of an income tax benefit. Net earnings were $890,000, or $.05 per diluted share, for the June 2004 quarter, compared to a net loss of ($1,194,000), or ($.07) per diluted share, for the June 2003 quarter.
    Martin W. Greenwald, the President and Chief Executive Officer of Image, commented, "I am excited to report our second consecutive quarter of profitability from continuing operations and revenue growth of 75% from the same quarter last year, in what has traditionally been our weakest time of the year. This substantial increase was primarily driven by our continued focus on the domestic distribution of our exclusive programming, as well as improvements on already strong relationships with retailers around the country."
    Mr. Greenwald continued, "Fiscal 2005 is shaping up to be a great year for Image as we continue to focus on and strategically expand our wide range of exclusive programming. Some high profile releases that we expect will impact the remainder of the year are `The Nick & Jessica Variety Hour,' `Beef II,' `Pee-wee's Playhouse,' `Letter to the President' and the CD `The Source Presents Hip Hop Hits Volume 9.'"
    Mr. Greenwald concluded, "As Image continues to expand, our highest priority will be seeking out new licensing and production opportunities. Program suppliers continue to seek out Image Entertainment, further confirming that we are well positioned as one of the premier suppliers of independent DVD product in the country. All in all, this is a very exciting time for the company."

    Fiscal Year 2005 Guidance

    The following statements are based on the Company's current expectations. These statements are forward-looking, and actual results may differ materially. Please see below for complete disclosure.
    Throughout the remainder of this fiscal year, the Company anticipates continued growth in revenues compared to similar periods in the previous fiscal year. The Company believes that revenue growth for the year will be 18% to 24% which, if realized, would result in fiscal 2005 net revenues ranging between $100 and $105 million. The Company also anticipates that it will report earnings for fiscal 2005.

    Corporate Conference Call

    Image Entertainment's management will host a conference call today, August 12, at 4:30 p.m. ET to review the first quarter financial results as well as other corporate events. Martin Greenwald, President and CEO; Jeff Framer, CFO; and David Borshell, COO, will be on-line to discuss these results and take part in a Q & A session. The call can be accessed by dialing 800-915-4836 and requesting the Image Entertainment, Inc. First Quarter 2005 conference call, or by webcast at www.image-entertainment.com. Dial-ins begin at approximately 4:20 PM EASTERN, or at any time during the conference call. International participants please dial 973-317-5319.
    A replay of the conference call will be available beginning two hours after the call and for the following five business days by dialing 800-428-6051 and entering the following pass code: 369110. International participants please dial 973-709-2089 using the same pass code.

    About Image Entertainment

    Image Entertainment, Inc. is a leading independent licensee, producer and distributor of home entertainment programming in North America with more than 2,600 exclusive DVD titles in domestic release and approximately 300 programs internationally via sublicense agreements. The Company also has exclusive audio, broadcast, video on demand, streaming video, and download rights for many of its exclusive properties. The Company is headquartered in Chatsworth, California, and has a domestic distribution facility in Las Vegas, Nevada. For more information on Image Entertainment, Inc., please go to www.image-entertainment.com.

    Forward-Looking Statements

    This press release may contain forward-looking statements which are based on the Company's current expectations, forecasts and assumptions. In some cases forward-looking statements may be identified by forward-looking words like "would," "intend," "hope," "will," "may," "should," "expect," "anticipate," "believe," "estimate," "predict," "continue," or similar words. Forward-looking statements involve risks and uncertainties which could cause actual outcomes and results to differ materially from the Company's expectations, forecasts and assumptions. These risks and uncertainties include risks and uncertainties not in the control of the Company, including, without limitation, the current economic climate and other risks and uncertainties, including those enumerated and described in the Company's filings with the Securities and Exchange Commission, which filings are available on the SEC's website at www.sec.gov. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.


                       IMAGE ENTERTAINMENT, INC.

                      CONSOLIDATED BALANCE SHEETS
                              (unaudited)

                   June 30, 2004 and March 31, 2004

----------------------------------------------------------------------
                                ASSETS

(In thousands)                                      June 30, March 31,
                                                      2004      2004
                                                    -------- ---------
Current assets:
   Cash                                                $659      $540
   Accounts receivable, net of allowances of
       $8,273 - June 30, 2004;
       $7,413 - March 31, 2004                       24,116    21,742
   Inventories                                       14,515    13,725
   Royalty and distribution fee advances              7,792     7,540
   Prepaid expenses and other assets                    649       887
                                                    -------- ---------
   Total current assets                              47,731    44,434
                                                    -------- ---------
Noncurrent inventories, principally production costs  2,411     2,604
Noncurrent royalty and distribution advances         10,305    11,037
Property, equipment and improvements, net             6,064     5,782
Other assets                                            272       275
                                                    -------- ---------
                                                    $66,783   $64,132
                                                    ======== =========


                       IMAGE ENTERTAINMENT, INC.

                      CONSOLIDATED BALANCE SHEETS
                              (unaudited)

                   June 30, 2004 and March 31, 2004

----------------------------------------------------------------------
                 LIABILITIES AND SHAREHOLDERS' EQUITY

(In thousands, except share data)                   June 30, March 31,
                                                      2004      2004
                                                    -------- ---------
Current liabilities:
   Accounts payable                                  $7,324    $8,124
   Accrued liabilities                                3,313     2,472
   Accrued royalties and distribution fees            9,834     9,255
   Accrued music publishing fees                      5,367     5,196
   Deferred revenue                                   3,108     3,360
   Revolving credit facility                         11,786    10,218
   Current portion of long-term debt                  1,527     1,592
   Current portion of capital lease obligations         252       247
                                                    -------- ---------
   Total current liabilities                         42,511    40,464
                                                    -------- ---------
Long-term debt, less current portion                  1,003     1,224
Capital lease obligations, less current portion          44       109
                                                    -------- ---------
Total liabilities                                    43,558    41,797
                                                    -------- ---------

Shareholders' equity:
   Preferred stock, $1 par value, 3,366,000 shares
    authorized; none issued and outstanding              --        --
   Common stock, no par value, 30,000,000 shares
    authorized; 18,268,000 issued and outstanding
    at June 30, 2004 and March 31, 2004              33,142    33,142
   Additional paid-in capital                         3,774     3,774
   Accumulated deficit                              (13,691)  (14,581)
                                                    -------- ---------
Net shareholders' equity                             23,225    22,335
                                                    -------- ---------
                                                    $66,783   $64,132
                                                    ======== =========


                       IMAGE ENTERTAINMENT, INC.

                 CONSOLIDATED STATEMENTS OF OPERATIONS
                              (unaudited)

           For the Three Months Ended June 30, 2004 and 2003

----------------------------------------------------------------------

(In thousands, except per share data)      2004            2003
                                       --------------  --------------
NET REVENUES                           $26,541 100.0 % $15,164 100.0 %
                                       --------------  --------------
OPERATING COSTS AND EXPENSES:
   Cost of sales                        19,067  71.8    11,251  74.2
   Selling expenses                      1,880   7.1     1,228   8.1
   General and administrative expenses   3,437  12.9     2,970  19.6
   Amortization of production costs      1,048   3.9     1,015   6.7
                                       --------------  --------------
                                        25,432  95.8    16,464 108.6
                                       --------------  --------------
EARNINGS (LOSS) FROM OPERATIONS          1,109   4.2    (1,300) (8.6)
OTHER EXPENSES (INCOME):
   Interest expense                        204   0.8       176   1.2
   Other                                    (6)  0.0       (75) (0.5)
                                       --------------  --------------
                                           198   0.7       101   0.7
                                       --------------  --------------
EARNINGS (LOSS) FROM CONTINUING
 OPERATIONS BEFORE INCOME TAXES            911   3.4    (1,401) (9.2)
INCOME TAX EXPENSE (BENEFIT)                21   0.1      (508) (3.4)
                                       --------------  --------------
EARNINGS (LOSS) FROM CONTINUING
 OPERATIONS                                890   3.4      (893) (5.9)
                                       --------------  --------------
DISCONTINUED OPERATIONS:
   Loss from operations of discontinued
    retail distribution segment (less
    tax benefit of $170 in 2003)            --    --      (301) (2.0)
                                       --------------  --------------
LOSS FROM DISCONTINUED OPERATIONS           --    --      (301) (2.0)
                                       --------------  --------------
NET EARNINGS (LOSS)                       $890   3.4 % $(1,194) (7.9)%
                                       ==============  ==============
NET EARNINGS (LOSS) PER SHARE:
   Continuing operations - basic and
    diluted                               $.05           $(.05)
   Discontinued operations - basic and
    diluted                                 --            (.02)
                                       --------        --------
   Net earnings (loss) - basic and
    diluted                               $.05           $(.07)
                                       ========        ========
WEIGHTED AVERAGE COMMON SHARES
 OUTSTANDING:
   Basic                                18,268          18,225
                                       ========        ========
   Diluted                              18,588          18,225
                                       ========        ========




    CONTACT: Image Entertainment, Inc.
             Jeff Framer, 818-407-9100 ext. 299
             jframer@image-entertainment.com
             or
             Investor Relations:
             MKR Group, LLC
             Charles Messman or Marie Dagresto, 818-556-3700 ir@mkr-group.com